Exhibit 2.1

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BETWEEN
MIDWEST BANC HOLDINGS, INC.
AND
NORTHWEST SUBURBAN BANCORP., INC.
March 22, 2007

i

ii

LIST OF EXHIBITS

Exhibit A	—	Affiliate Letter

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of March 22, 2007 (this “Agreement”), by and between Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), and Northwest Suburban Bancorp., Inc., a Delaware corporation (the “Seller”).
RECITALS
     A. Company. The Company is registered as a bank holding company, having its principal place of business in Melrose Park, Illinois.
     B. Seller. The Seller is registered as a bank holding company, having its principal place of business in Mount Prospect, Illinois.
     C. Merger. The respective Boards of Directors of each of the Company and the Seller have determined that it is advisable and in the best interests of their respective organizations and their stockholders for the Seller to merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”).
     D. Board Approval. The respective Boards of Directors of each of the Company and the Seller have approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement.
     E. Voting Agreements. Subsequent to the approval of this Agreement by the Seller’s Board of Directors and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement (the “Voting Agreement”) pursuant to which each stockholder listed on Schedule I to such Voting Agreement has agreed to vote the shares of the Seller Common Stock (as defined in Article I) beneficially owned by such stockholder in favor of the Merger.
     F. Intentions of the Parties. It is the intention of the Parties that the Merger contemplated by this Agreement be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.
AGREEMENT
     In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties agree as follows.
ARTICLE I
DEFINITIONS, CONSTRUCTION
     Section 1.01. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings.
          “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.

          “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Seller by any Person of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries, (ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of the Seller or any of the Seller Subsidiaries, or (iii) any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.
          “Additional Stock Amount” has the meaning set forth in Section 8.01(i).
          “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of 5% or more. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
          “Average Market Price” means the Final VWAP; provided, however, that if the Final VWAP is less than $17.4131, then the Average Market Price for purposes of this Agreement shall be $17.4131, and if the Final VWAP is greater than $21.2827, then the Average Market Price for purposes of this Agreement shall be $21.2827.
          “Bank Secrecy Act” has the meaning set forth in Section 5.03(h)(iv).
          “BHCA” has the meaning set forth in Section 5.03(a)(i).
          “Blue Sky Laws” has the meaning set forth in Section 5.03(e)(ii).
          “Business Day” means any day on which banks are not required or authorized to close in the State of Illinois.
          “Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).
          “Cash Proration Factor” has the meaning set forth in Section 3.03(c)(ii).
          “Certificate(s)” has the meaning set forth in Section 3.02(b).
          “Change of Recommendation” has the meaning set forth in Section 6.06(d).
          “Closing” has the meaning set forth in Section 2.02.
          “Closing Conditions” has the meaning set forth in Section 2.02.
          “Closing Date” has the meaning set forth in Section 2.02.
          “Closing Employment Agreements” has the meaning set forth in Section 7.03(i).

          “Code” has the meaning set forth in the Recitals.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Company Approvals” has the meaning set forth in Section 5.04(a)(i).
          “Company By-Laws” has the meaning set forth in Section 2.04.
          “Company Certificate” has the meaning set forth in Section 2.04.
          “Company Change of Control” means any of the following transactions in one or a series of related transactions: (i) a merger, consolidation, business combination, or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer, license or other disposition by the Company and the Company Subsidiaries of all or substantially all of their assets, as a consolidated group, or (iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.
          “Company Common Stock” means the common stock, par value $.01 per share, of the Company.
          “Company Disclosure Schedule” has the meaning set forth in Section 5.01.
          “Company Employee Plans” has the meaning set forth in Section 6.13.
          “Company Material Adverse Effect” means any Effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of the Company and the Company Subsidiaries taken as a whole, or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken and expenses incurred in connection with the Merger, in each case in accordance with GAAP, and (d) actions or omissions taken by the Company as required hereunder (except to the extent that any of the changes described in clauses (a) and (b) have a disproportionate adverse effect upon the Company as compared to comparable U.S. banking or financial services organizations).
          “Company Reports” has the meaning set forth in Section 5.04(g)(i).
          “Company SEC Reports” has the meaning set forth in Section 5.04(g)(i).
          “Company Subsidiary(ies)” has the meaning set forth in Section 5.04(a)(i).
          “Consent” means any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.

          “Contract” means, whether written or unwritten, any legally binding agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any binding letter of intent or memorandum of understanding.
          “Continued Employee” has the meaning set forth in Section 6.13.
          “Costs” has the meaning set forth in Section 6.12(a).
          “DGCL” has the meaning set forth in the Recitals.
          “Disclosure Schedule” means the Company Disclosure Schedule or the Seller Disclosure Schedule, as applicable.
          “Dissenting Shares” has the meaning set forth in Section 3.01(d).
          “Effect” means any effect, change, event, fact, condition, occurrence or development.
          “Effective Date” has the meaning set forth in Section 2.02.
          “Effective Time” means the effective time of the Merger, as provided for in Section 2.02.
          “Electing Number” has the meaning set forth in Section 3.03(b).
          “Electing Seller Shares” has the meaning set forth in Section 3.01(b)(i).
          “Election Date” has the meaning set forth in Section 3.02(c).
          “Environmental Claims” has the meaning set forth in Section 5.03(l).
          “Environmental Laws” has the meaning set forth in Section 5.03(l).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Exchange Agent” has the meaning set forth in Section 3.02(b).
          “Exchange Fund” has the meaning set forth in Section 3.05.
          “Exchange Ratio” means the quotient obtained (expressed to the nearest thousandth) by dividing (x) $42.75 by (y) the Average Market Price; provided, that if the Seller provides notice of termination of this Agreement as provided in Section 8.01(i)(1) and the Company elects to increase the Stock Consideration as provided in Section 8.01(i)(3), the Exchange Ratio shall equal the Additional Stock Amount determined in accordance with Section 8.01(i)(3).
          “Executive Agreements” means those agreements and arrangements referenced on Section 6.13 of the Seller Disclosure Schedule that are executed by the Seller and certain executive officers of the Seller as of the date of this Agreement.
          “FDIC” has the meaning set forth in Section 5.03(a)(ii).

          “Federal Reserve Board” has the meaning set forth in Section 5.03(a)(i).
          “Final Index Price” means the average of the Final Prices for all of the companies comprising the Index Group. If the Company or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the applicable definitions herein so as to be comparable to the closing price on the date of this Agreement.
          “Final Price” of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of thirty (30) consecutive trading days in which such shares are traded on such market or exchange ending at the end of the third (3rd) trading day immediately preceding the Effective Time.
          “Final VWAP” means the volume weighted average price per share of Company Common Stock, rounded to the nearest one-hundredth of a cent, during the period of thirty (30) consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of the third (3rd) trading day immediately preceding the Effective Time. For this purpose, the Final VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Company Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.
          “Form of Election” has the meaning set forth in Section 3.02(c).
          “GAAP” has the meaning set forth in Section 5.03(g)(ii).
          “GLB Act” has the meaning set forth in Section 5.03(h)(iv).
          “Governmental Authority” has the meaning set forth in Section 3.10.
          “Hazardous Materials” has the meaning set forth in Section 5.03(r).
          “IDFPR” has the meaning set forth in Section 5.03(a).
          “Indemnified Party(ies)” has the meaning set forth in Section 6.12(a).
          “Index Group” means all of those companies that comprise the Nasdaq Bank Index, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of thirty (30) consecutive trading days ending at the end of the third (3rd) trading day immediately preceding the Effective Time for such company to be acquired or to acquire another company or with respect to any other extraordinary transaction or event (other than any transaction contemplated in the definition of “Final Index Price” set forth herein).
          “Initial Index Price” means $3,335.29, which is the average of the daily closing sale prices of a share of common stock of the companies comprising the Index Group, as reported in the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, during the period of thirty (30) consecutive trading days in which such shares are traded on such market or exchange ending at the end of trading on March 20, 2007.

          “Initial VWAP” means $19.3479, which is the volume weighted average price per share of Company Common Stock, rounded to the nearest one-hundredth of a cent, during the period of thirty (30) consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of trading on March 20, 2007. For this purpose, the Initial VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Company Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.
          “IRS” has the meaning set forth in Section 5.03(i)(i).
          “Knowledge”, as used with respect to a Party, means (i)(A) in the case of the Seller, those facts that are actually known by the Chief Executive Officer, President or Chief Financial Officer of the Seller or Mount Prospect National Bank or any of the other executive officers who also serve on the Seller’s or Mount Prospect National Bank’s Board of Directors, and (B) in the case of the Company, those facts that are actually known by the Chief Executive Officer, President or Chief Financial Officer of the Company, and (ii) those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to in the preceding clause (i) had such officer conducted a reasonable due diligence review of such Party’s operations and business.
          “Law” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.
          “Liability”, as to any Person, means (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other instruments, (iii) any obligation of such Person to pay the deferred purchase price of property or services, (iv) any capitalized lease obligation of such Person, (v) any obligation or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed by such Person, (vi) any contingent obligation of such Person, and (vii) any other liability of such Person, whether known or unknown, unasserted or asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.
          “Liens” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person, (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business, and (iii) zoning restrictions, easements, licenses and other restrictions on the use of real property, or minor irregularities in title thereto, that do not materially impair the use of such property in the operation of the business of such Person as such is now presently being conducted.
          “Loan Property” has the meaning set forth in Section 5.03(l).
          “Material Contract” has the meaning set forth in Section 5.03(r).
          “Maximum Amount” has the meaning set forth in Section 6.12(c).
          “Merger” has the meaning set forth in the Recitals.

          “Merger Consideration” has the meaning set forth in Section 3.01(b).
          “Non-Electing Number” has the meaning set forth in Section 3.03(c).
          “Non-Electing Shares” has the meaning set forth in Section 3.03(c).
          “Non-Qualifying Stock Election” has the meaning set forth in Section 3.03(b)(iii).
          “Non-Qualifying Non-Electing Shares” has the meaning set forth in Section 3.03(c)(iii).
          “OCC” means the Office of the Comptroller of the Currency.
          “Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.
          “OTS” means the Office of Thrift Supervision.
          “Participation Facility” has the meaning set forth in Section 5.03(l).
          “Party” means the Company or the Seller, as applicable, and “Parties” means the Company and the Seller.
          “Patriot Act” has the meaning set forth in Section 5.03(h)(iv).
          “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
          “Previously Disclosed” by a Party means information set forth in its Disclosure Schedule.
          “Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, formal inquiry, administrative or other proceeding, or written notice by any Person alleging potential Liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person’s business, assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.
          “Proxy Statement/Prospectus” has the meaning set forth in Section 5.03(h).
          “Qualifying Non-Electing Share” has the meaning set forth in Section 3.03(c)(i).
          “Qualifying Stock Election” has the meaning set forth in Section 3.03(b)(i).
          “Registration Statement” has the meaning set forth in Section 5.04(h).
          “Regulatory Authority” means the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the OTS, the IDFPR, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over any of the Parties or their respective Subsidiaries.

          “Reimbursable Company Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company, its Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.
          “Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.
          “SEC” means the Securities and Exchange Commission.
          “Section 409A” has the meaning set forth in Section 5.03(i)(v).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          “Seller” has the meaning set forth in the preamble to this Agreement.
          “Seller 2006 Financial Statements” has the meaning set forth in Section 6.20.
          “Seller Approvals” has the meaning set forth in Section 5.03(a)(ii).
          “Seller Benefit Plans” has the meaning set forth in Section 5.03(i)(i).
          “Seller’s Board of Directors Recommendation” has the meaning set forth in Section 5.03(d).
          “Seller By-Laws” has the meaning set forth in Section 5.03(b).
          “Seller Certificate” has the meaning set forth in Section 5.03(b).
          “Seller Common Stock” means the common stock, par value $0.01 per share, of the Seller.
          “Seller Disclosure Schedule” has the meaning set forth in Section 5.01.
          “Seller Financial Statements” has the meaning set forth in Section 5.03(g)(ii).
          “Seller Material Adverse Effect” means any Effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of the Seller and the Seller Subsidiaries taken as a whole, or (ii) would materially impair the ability of the Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that Seller Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken and expenses incurred in connection with the Merger, in each case in accordance with GAAP (except to the extent that any of the changes described in clauses (a)

and (b) have a disproportionate adverse effect upon the Seller as compared to comparable U.S. banking or financial services organizations), and (d) actions or omissions taken by the Seller as required hereunder.
          “Seller Reports” has the meaning set forth in Section 5.03(g)(i).
          “Seller Stock Options” has the meaning set forth in Section 3.16.
          “Seller Stock Option Plans” means the Amended and Restated Northwest Suburban Bancorp, Inc. 1997 Stock Incentive Plan and the Northwest Suburban Bancorp., Inc. Restated and Amended Directors’ Stock Option Plan.
          “Seller Stockholders’ Meeting” has the meaning set forth in Section 5.03(j).
          “Seller Subsidiary(ies)” has the meaning set forth in Section 5.03(a)(i).
          “Seller Treasury Shares” has the meaning set forth in Section 3.01(a).
          “Stock Consideration” has the meaning set forth in Section 3.01(b)(i).
          “Stock Election” has the meaning set forth in Section 3.02(a).
          “Stock Proration Factor” has the meaning set forth in Section 3.03(b)(ii).
          “Subsidiary(ies)” means the Company Subsidiaries or the Seller Subsidiaries, as applicable.
          “Subsidiary Bank Merger” has the meaning set forth in Section 6.17.
          “Subsidiary Reorganization” has the meaning set forth in Section 6.17.
          “Subsidiary Organizational Documents” has the meaning set forth in Section 5.03(b).
          “Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions in one or a series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which the stockholders of the Seller immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer, license or other disposition by the Seller and the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group, or (iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller; provided, however, that in each of clause (i), (ii) or (iii) above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the stockholders of the Seller (taking into account all factors which the Seller’s Board of Directors may deem reasonably relevant, including, without limitation, the relative value and form of the consideration offered, all other terms and conditions of the respective offer, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the advice of a financial advisor of nationally recognized reputation).
          “Surviving Corporation” has the meaning set forth in Section 2.01.

          “Takeover Laws” has the meaning set forth in Section 5.03(e)(i).
          “Tax” and “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, profits, alternative or add-on minimum, sales, use, ad valorem, goods and services, capital, capital stock, production, transfer, registration, franchise, windfall profits, license, withholding, payroll, social security (or similar) employment, disability, employer health, excise, estimated, severance, stamp, occupation, premium, property, environmental (including taxes under Code Section 59A), unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person, whether arising before, on or after the Effective Date.
          “Tax Returns” means any return, amended return, claim for refund or information return or other report (including elections, declarations, disclosures, schedules and estimates) required to be filed with respect to any Tax, including any amendment thereof.
          “Termination Fee” has the meaning set forth in Section 8.03(a).
          “Title IV Plan” has the meaning set forth in Section 5.03(i)(ii).
          “Total Cash Number” has the meaning set forth in Section 3.03(a).
          “Total Qualifying Cash Number” has the meaning set forth in Section 3.03(c)(ii).
          “Total Qualifying Stock Election Number” has the meaning set forth in Section 3.03(b)(ii).
          “Total Stock Election Number” has the meaning set forth in Section 3.03(a).
          “Voting Agreement” has the meaning set forth in the Recitals.
ARTICLE II
MERGER, EFFECTS OF MERGER
     Section 2.01. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 2.02. Closing, Effective Date and Effective Time. At the Company’s election, the closing of the Merger (the “Closing”) shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the first business day of the month which is the first month of the earliest calendar quarter following, in each case, the month during which all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger (the “Closing Conditions”) are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) (provided, that no Closing Date determined under clause (iii) may occur more than forty-five (45) days after the date on which the

Closing Conditions are satisfied or waived), or on such other date after such satisfaction or waiver as the Company and the Seller may agree (the “Closing Date”). Contemporaneous with the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger, as necessary, and any other required documents, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the certificate of merger are referred to herein as the “Effective Time”; the date on which the Effective Time shall occur is referred to herein as the “Effective Date”).
     Section 2.03. Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.04. Certificate of Incorporation and By-Laws. At the Effective Time, the Company’s Certificate of Incorporation, as amended or restated (the “Company Certificate”), and the Company’s By-Laws, as amended or restated (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.
     Section 2.05. Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By Laws of the Surviving Corporation, except that one person, mutually satisfactory to the Company and the Seller who satisfies the definition of an “independent director” under the Nasdaq listing standards, shall be added to the Board of Directors of the Surviving Corporation as soon as practicable after the Effective Time. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.
     Section 2.06. Changes. With the prior written consent of the Seller (which consent shall not be unreasonably withheld), the Company may at any time prior to the Seller Stockholders’ Meeting change the method of effecting the combination with the Seller (including the provisions of this Article II) if and to the extent it deems such change to be reasonably necessary, appropriate or desirable, provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to holders of Seller Common Stock as provided for in this Agreement, (ii) cause the transaction to not qualify as a reorganization under Section 368 of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties shall appropriately amend this Agreement and any related documents to reflect any such revised structure or method.
ARTICLE III
MERGER CONSIDERATION, EXCHANGE PROCEDURES
     Section 3.01. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Seller Common Stock:
          (a) Seller Treasury Shares. All shares of Seller Common Stock that are owned by the Seller, other than in a fiduciary capacity, as treasury stock or otherwise (the “Seller Treasury Shares”) or by the Company shall be canceled and retired and shall cease to exist and no cash, Company Common Stock or other consideration shall be delivered in exchange therefor.

          (b) Merger Consideration. Subject to Section 3.03, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than the Seller Treasury Shares, the Dissenting Shares and shares of Seller Common Stock owned by the Company) shall be converted at the Effective Time into the following (the “Merger Consideration”):
               (i) for each such share of Seller Common Stock with respect to which a Stock Election has been effectively made and not revoked or lost pursuant to Section 3.02 (the “Electing Seller Shares”), the right to receive (A) the number of fully paid and nonassessable shares of Company Common Stock equal to the Exchange Ratio or (B) in the event that a Company Change of Control is consummated or the Company enters into a Contract providing for a Company Change of Control, in each case prior to the Effective Time, 2.2095 fully paid and nonassessable shares of Company Common Stock (the shares of Company Common Stock set forth in clause (A) or clause (B), as applicable, are referred to herein as the “Stock Consideration”); and
               (ii) for each such share of Seller Common Stock (other than Electing Seller Shares), the right to receive $42.75 in cash (the “Cash Consideration”).
The Stock Consideration and the Cash Consideration shall be subject to further adjustment as set forth in Section 3.04. Upon such conversion, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate shall thereafter represent the right to receive the Merger Consideration and cash for fractional shares in accordance with Section 3.09 upon the surrender of the Certificate(s) in accordance with the terms of this Agreement.
          (c) Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time.
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Seller Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 3.01(b) (and, if no election is timely made by such holder pursuant to Section 3.02, into the Cash Consideration, subject to proration pursuant to Section 3.03). The Seller shall give the Company (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Seller, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Seller, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Seller shall not, except with the prior written consent of the Company, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

     Section 3.02. Stock Elections.
          (a) Right to Make. Each Person who, on or prior to the Election Date, is a record holder of shares of Seller Common Stock shall be entitled, with respect to all or any portion of such Person’s shares, other than Seller Treasury Shares and Dissenting Shares, to make an unconditional election (a “Stock Election”) on or prior to such Election Date to receive Company Common Stock for such holder’s shares of Seller Common Stock, on the basis hereinafter set forth; provided, however, that, unless the nominee advises the Exchange Agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, for these purposes, shares allocated to participants’ accounts under any Seller Benefit Plans) shall be treated as a separate record holder and either directly or through such nominee may submit a separate Form of Election for shares that are beneficially owned by such beneficial owner.
          (b) Exchange Agent. Prior to the Effective Time, the Company shall appoint, subject to the approval of the Seller (which approval shall not be unreasonably withheld or delayed), an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Seller Common Stock (the “Certificates”) for the Merger Consideration.
          (c) Forms of Election. The Company shall prepare a form of election (the “Form of Election”) which shall be subject to the approval of the Seller (which approval shall not be unreasonably withheld or delayed) to be mailed by the Seller to the record holders of shares of Seller Common Stock not more than sixty (60) Business Days nor less than twenty (20) Business Days prior to the Election Date. The Form of Election may be included on the proxy solicited from stockholders of the Seller in connection with the approval of the Seller’s stockholders of the Merger. The Form of Election shall be used by each record holder of shares of Seller Common Stock who wishes to make a Stock Election, subject to the proration provisions of Section 3.03. The Seller shall use its reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Seller Common Stock during the period between the record date for the mailing of the Form of Election and the Election Date. Any Stock Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Chicago time, on the Business Day specified by the Seller in the Form of Election (or a later Business Day specified by the Seller, reasonably acceptable to the Company, in a subsequent press release or other mailing to each of the Seller’s stockholders) (the “Election Date”), which Election Date shall be two (2) Business Days prior to the date on which the Company reasonably believes the Effective Time will occur, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Seller Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Seller (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Form of Election may be revoked by the stockholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., Chicago time, on the Election Date. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Seller Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of the Seller submitting the same.
          (d) Exchange Agent Determination. The determination of the Exchange Agent (or the mutual determination of the Seller and the Company in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Stock Elections have been properly made or revoked pursuant to this Section 3.02 with respect to shares of Seller Common Stock and as to when Stock Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Stock Election was not properly made with respect to shares of Seller Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Seller

Shares at the Effective Time, and such shares shall be converted in the Merger into (i) the right to receive the Stock Consideration pursuant to Section 3.01(b)(i) with respect to forty-five percent (45%) of such shares and (ii) the right to receive the Cash Consideration pursuant to Section 3.01(b)(ii) with respect to fifty-five percent (55%) or such shares, subject to proration as provided in Section 3.03. The Exchange Agent (or the Seller and the Company by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 3.03, and any such computation shall be conclusive and binding on the stockholders of the Seller. The Exchange Agent may, with the mutual written agreement of the Seller and the Company, make such rules as are consistent with this Section 3.02 for the implementation of the Stock Elections provided for in this Agreement and as shall be necessary or desirable to fully effect such Stock Elections.
     Section 3.03. Proration.
          (a) Proration Requirements. Notwithstanding anything in this Agreement to the contrary, the number of shares of Seller Common Stock (the “Total Stock Election Number”) to be converted into the right to receive Stock Consideration in the Merger shall be equal to forty-five percent (45%) of the number of issued and outstanding shares of Seller Common Stock immediately prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration in the Merger (the “Total Cash Number”) shall be equal to (i) the number of issued and outstanding shares of Seller Common Stock immediately prior to the Effective Time, less (ii) the sum of (A) the Total Stock Election Number, and (B) the number of Dissenting Shares, if any; provided, however, that, in the event that the Electing Number shall be less than the Total Stock Election Number, the Company may, in its sole discretion, increase the Total Cash Number by an amount up to (but not to exceed) the amount of any such difference; provided further, however, that the Company shall not increase the Total Cash Number by an amount that would prevent either the tax opinion referred to in Section 7.02(c) or the tax opinion referred to in Section 7.03(c) from being rendered because the firm charged with providing such opinion reasonably determines that, as a result of such increase in the Total Cash Number, the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code. To the extent the Company exercises its right to increase the amount of the Total Cash Number as described in this Section 3.03(a), the Parties acknowledge and agree that such increased amount shall be deemed the “Total Cash Number” as used in this Section 3.03, and the amount of the Total Stock Election Number shall be correspondingly decreased and the resulting decreased amount of the Total Stock Election Number shall be deemed the “Total Stock Election Number” as used in this Section 3.03.
          (b) Procedure for Decreasing Stock Election Number. If the aggregate number of shares of Seller Common Stock in respect of which Stock Elections have been made (the “Electing Number”) exceeds the Total Stock Election Number, each Electing Seller Share shall be converted into the right to receive shares of Company Common Stock or the Cash Consideration in accordance with the terms of Section 3.01 in the following manner:
               (i) if any Person shall have effectively made, and not subsequently revoked or lost, a Stock Election with respect to exactly forty-five percent (45%) of all of such Person’s shares of Seller Common Stock (a “Qualifying Stock Election”), each share of Seller Common Stock with respect to which such Qualifying Stock Election has been made shall be converted into the right to receive Stock Consideration;
               (ii) a proration factor (the “Stock Proration Factor”) shall be determined by dividing (A) the difference obtained by subtracting the aggregate number of shares of Seller Common Stock with respect to which a Qualifying Stock Election has been made (the “Total Qualifying Stock

Election Number”) from the Total Stock Election Number by (B) the difference obtained by subtracting the Total Qualifying Stock Election Number from the Electing Number;
               (iii) the number of Electing Seller Shares covered by each Stock Election that is not a Qualifying Stock Election (a “Non-Qualifying Stock Election”) that shall be converted into the right to receive Stock Consideration shall be determined by multiplying the Stock Proration Factor by the total number of Electing Seller Shares covered by such Non-Qualifying Stock Election; and
               (iv) all Electing Seller Shares, other than those shares converted into the right to receive Stock Consideration in accordance with Section 3.03(b)(i) or Section 3.03(b)(iii), shall be converted into the right to receive the Cash Consideration (on a consistent basis among stockholders of the Seller who made Stock Elections, pro rata to the respective numbers of shares of Seller Common Stock as to which they made such Stock Elections) as if such shares were not Electing Seller Shares, in accordance with the terms of Section 3.01(b)(ii).
          (c) Procedure for Increasing Stock Election Number. If the number of shares (the “Non-Electing Number”) of Seller Common Stock as to which no Stock Elections were made, other than Seller Treasury Shares and Dissenting Shares (such shares, the “Non-Electing Shares”), exceeds the Total Cash Number (as the same may be increased as provided in Section 3.03(a)), each Non-Electing Share shall be converted into the right to receive shares of Company Common Stock or cash in accordance with the terms of Section 3.01 in the following manner:
               (i) if any Person shall have made a Qualifying Stock Election, each Non-Electing Share (each, a “Qualifying Non-Electing Share”) held by such Person shall be converted into the right to receive the Cash Consideration;
               (ii) a proration factor (the “Cash Proration Factor”) shall be determined by dividing (A) the difference obtained by subtracting the aggregate number of Qualifying Non-Electing Shares (the “Total Qualifying Cash Number”) from the Total Cash Number by (B) the difference obtained by subtracting the Total Qualifying Cash Number from the Non-Electing Number;
               (iii) the number of Non-Electing Shares other than Qualifying Non-Electing Shares (the “Non-Qualifying Non-Electing Shares”) to be converted into the right to receive the Cash Consideration shall be determined by multiplying the Cash Proration Factor by the total number of Non-Qualifying Non-Electing Shares; and
               (iv) all Non-Electing Shares, other than those converted into the right to receive Cash Consideration in accordance with Section 3.03(c)(i) or Section 3.03(c)(iii), shall be converted into the right to receive Stock Consideration (on a consistent basis among stockholders of the Seller who held Non-Qualifying Non-Electing Shares, pro rata to the respective number of Non-Qualifying Non-Electing Shares) as if such shares were Electing Seller Shares, in accordance with the terms of Section 3.01(b)(i).
     Section 3.04. Adjustment for Dilution and Other Matters. If between the date of this Agreement and the Effective Time, the outstanding Company Common Stock or Seller Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event. In the event that the sum of (i) the number of shares of Seller Common Stock presented for exchange pursuant to this Article III or otherwise issued and outstanding at the

Effective Time, and (ii) the number of shares of Seller Common Stock issuable upon the exercise of Seller Stock Options or other Rights (whether pursuant to Seller Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of Seller Common Stock issued and outstanding as of the date hereof, and (y) the number of shares of Seller Common Stock issuable upon exercise of Seller Stock Options or other Rights as of the date hereof, each as set forth in Section 5.03(c) of the Seller Disclosure Schedule, then the Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, or issuable, shares of Seller Common Stock. If, between the date hereof and the Effective Time, the Company shall consolidate with or merge into any other corporation and the terms thereof shall provide that Company Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such consolidation or merger so that stockholders of the Seller who would be entitled to receive shares of Company Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Company Common Stock issuable to such stockholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such consolidation or merger with respect to one share of Company Common Stock.
     Section 3.05. Exchange Fund. The Company shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Seller Common Stock, at or prior to the Effective Time, certificates representing the Company Common Stock issuable pursuant to Section 3.01 in exchange for outstanding shares of Seller Common Stock. The Company shall maintain cash sufficient to pay the cash portion of the Merger Consideration and, as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.09 and any dividends and other distributions pursuant to Section 3.07. Any certificates of Company Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
     Section 3.06. Exchange Procedures. As soon as practicable after the Effective Time, but in no event later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate who has not surrendered the Certificate representing all of the shares of Seller Common Stock owned by such holder pursuant to Section 3.02 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as the Company may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Company Common Stock (which may be, at the election of the Company, in uncertificated book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01 and Section 3.03 (after taking into account all shares of Seller Common Stock then held by such holder), and (B) a check for the cash portion of the Merger Consideration (subject to the proration provisions of Section 3.03) and for the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Company Common Stock pursuant to Section 3.09 and dividends and other distributions pursuant to Section 3.07. No interest shall be paid or shall accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 3.07 or Section 3.09. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, one or more shares of Company Common Stock evidencing, in the aggregate, the proper number of shares of Company Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Company Common Stock pursuant to Section 3.09 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.07, may be issued with respect to such Seller Common Stock to such a transferee if the

Certificate representing such shares of Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have made an effective Stock Election as provided in Section 3.02 and Section 3.03 and surrendered Certificates as provided therein shall be treated as if they have properly surrendered Certificates together with the letter of transmittal pursuant to this Section 3.06.
     Section 3.07. Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 3.06. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Company Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Company Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.
     Section 3.08. No Further Rights in Seller Common Stock. All shares of Company Common Stock issued and cash paid upon conversion of shares of Seller Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.07 or Section 3.09) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Seller Common Stock. Until surrendered as contemplated by this Article III, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.
     Section 3.09. No Fractional Shares of Company Common Stock. No certificates or scrip or shares of Company Common Stock representing fractional shares of Company Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of the Company or a holder of shares of Company Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Company Common Stock multiplied by (ii) the closing price for a share of Company Common Stock on The Nasdaq Stock Market on the last trading day immediately preceding the Effective Time.
     Section 3.10. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to the Company or otherwise on the instruction of the Company and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and the Company for the Merger Consideration with respect to the shares of Seller Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.01 Section 3.06, any cash in lieu of fractional shares of Company Common Stock to which such holders are entitled pursuant to Section 3.09 and any dividends or distributions with respect to shares of Company Common Stock to which such holders are entitled pursuant to Section 3.07. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     Section 3.11. No Liability. None of the Company, the Seller, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     Section 3.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Seller Common Stock formerly represented thereby, any cash in lieu of fractional shares of Company Common Stock, and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, pursuant to this Agreement.
     Section 3.13. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, and such amounts shall be delivered by the Surviving Corporation to the applicable Taxing authority.
     Section 3.14. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Seller or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Seller or the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 3.15. Stock Transfer Books. The stock transfer books of the Seller shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of the Seller. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the shares of Seller Common Stock formerly represented thereby, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 3.09 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.07.
     Section 3.16. Seller Stock Options. The Seller shall take all action reasonably necessary so that, on or before the Closing Date, each holder of a stock option (the “Seller Stock Options”) heretofore granted under the Seller Stock Option Plans or pursuant to any employment or other agreement shall exercise such Seller Stock Option in accordance with its terms or exchange it with the Seller as described in Section 6.13 of the Seller Disclosure Schedule; provided, however, that in the event that any such Seller Stock Options shall remain outstanding immediately prior to the Effective Time, then each such Seller Stock Option shall be exchanged for an amount of cash equal to $0.01 and at the Effective Time each such Seller Stock Option shall become null and void and of no further force or effect.
ARTICLE IV
ACTIONS PENDING MERGER
     Section 4.01. Forbearance of Seller. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), the Seller shall not, and shall cause each of the Seller Subsidiaries not to:
          (a) Ordinary Course. Conduct the business of the Seller and the Seller Subsidiaries other than in the ordinary and usual course in compliance in all material respects with all applicable Laws, or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Seller, the Company or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that would have a Seller Material Adverse Effect.
          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed or as contemplated by Section 6.13 of the Seller Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock, or any Rights, or any securities or other Rights of any of the Seller Subsidiaries, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Seller Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
          (c) Dividends and Distributions. (i) Make, declare, pay or set aside for payment any dividend on any shares of Seller Common Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation, Employment Agreements. Except as disclosed in Section 5.03(i)(viii) of the Seller Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Seller or the Seller Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by Section 6.13 of the Seller Disclosure Schedule, or (iv) normal increases in compensation to employees in the ordinary course of business, consistent with past practice.
          (e) Seller Benefit Plans. Except as disclosed in Section 5.03(i)(i) of the Seller Disclosure Schedule, enter into, establish, adopt or amend (except (i) as may be required by applicable Law, or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) Seller Benefit Plans (including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto), in respect of any director, officer or employee of the Seller or any Seller Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Seller and the Seller Subsidiaries taken as a whole.
          (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person, except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Seller and the Seller Subsidiaries taken as a whole.
          (h) Capital Expenditures. Except as Previously Disclosed, make any capital expenditures that, individually or in the aggregate, exceed $100,000.
          (i) Governing Documents. Amend the Seller Certificate, the Seller By-Laws or the Subsidiary Organizational Documents of any of the Seller Subsidiaries.
          (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
          (k) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
          (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or Proceeding, except for any claim, action or Proceeding involving solely money damages, in an amount, individually or in the aggregate for all such settlements, that is not material to the Seller and the Seller Subsidiaries taken as a whole.
          (m) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.
          (n) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.
          (o) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.
          (p) Loans. Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit not in accordance with the Seller’s loan policy and authority in existence as of the date of this Agreement; provided, however, that, in addition to the foregoing, the Seller shall not make or commit to make or otherwise incur aggregate credit exposure to any one borrower (or group of affiliated borrowers) in principal amounts in excess of $5,000,000 without the prior written consent of the Company, acting through its Chief Credit Officer or such other designee as the Company may give notice of to the Seller; provided further, however, that the Seller or any Seller Subsidiary may make any loan, notwithstanding the amount of the loan, in the event that (A) there has been delivered to the Company a notice of its intention to make such loan, and (B) the Company shall not have reasonably objected to such loan by delivering a written notice of such objection within two (2) Business Days following receipt of the notice described in clause (A); and provided, further, that nothing contained herein shall prohibit Seller or any Seller Subsidiary from renewing any loan in existence on the date hereof on terms that are substantially consistent with those of the existing loan (except for loans that would be classified by the Mount Prospect National Bank as “6-Special Mention,” “7-Substandard,” “8-Doubtful,” or “9-Loss” using the Company’s loan classification system).
          (q) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials, provided, however, that the Seller shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has or should have had reason to believe that such property might contain any such waste materials or otherwise might be contaminated.
          (r) Commitments. Agree or commit to do any of the foregoing.
     Section 4.02. Forbearance of Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
          (a) Adverse Actions. (i) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.
          (b) Governing Documents. The Company will not take any action to amend the Company Certificate or the Company By-Laws in any manner the effect of which would be to materially and adversely affect the rights or powers of holders of Company Common Stock generally.
          (c) Capital Stock. Except for (A) issuances of shares of Company Common Stock as described in Section 3.04, (B) shares of Company Common Stock issued or proposed to be issued in connection with the acquisition of the assets, business, deposits or properties of any other Person in a transaction approved by the board of directors of the Company, (C) issuances of shares of Company Common Stock or Rights pursuant to the terms of any currently-existing Company Employee Plans, or (D) one or more issuances of shares of Company Common Stock or Rights where the number of shares of Company Common Stock so issued, and the number of shares of Company Common Stock underlying the Rights so issued, do not exceed, in the aggregate, 2,602,114 shares of Company Common Stock, the Company will not (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights, or (ii) enter into any agreement with respect to the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.01. Disclosure Schedules. On or prior to the date hereof, the Seller has delivered to the Company a schedule (the “Seller Disclosure Schedule”) and the Company may have delivered to the Seller a schedule (the “Company Disclosure Schedule”), each setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, in the case of the Seller, or Section 5.04, in the case of the Company; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty of a Party if its absence would not be reasonably likely to result in the related representation or warranty of such Party being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty of a Party shall not be deemed an admission by such Party that such item represents a material exception or fact, event or circumstance or that such item would result in a Seller Material Adverse Effect, in the case of the Seller, or a Company Material Adverse Effect, in the case of the Company. Each Disclosure Schedule shall be arranged in paragraphs corresponding to the Section numbers contained in this Article V. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Notwithstanding the foregoing, any item or matter disclosed on any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes including on all other sections of the Disclosure Schedule to the extent that it should have been disclosed on such other section of the Disclosure Schedules and to the extent that sufficient details are set forth so that the purpose for which disclosure is made is sufficiently clear.
     Section 5.02. Standard. No representation or warranty of the Seller contained in Section 5.03 (other than the representations and warranties in Section 5.03(c), Section 5.03(p) and Section 5.03(q) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 has had or would have a Seller Material Adverse Effect. No representation or warranty of the Company contained in Section 5.04 (other than the representations and warranties in Section 5.04(i) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.04 has had or would have a Company Material Adverse Effect.
     Section 5.03. Representations and Warranties of Seller. Subject to Section 5.01 and Section 5.02, and except as Previously Disclosed, the Seller hereby represents and warrants to the Company:
          (a) Organization and Qualification; Subsidiaries.
               (i) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and a registered bank holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the “BHCA”). The Seller is also subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Each subsidiary of the Seller (a “Seller Subsidiary,” or collectively, the “Seller Subsidiaries”) is a national banking association, corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
               (ii) Each of the Seller and the Seller Subsidiaries has all Consents and Orders (the “Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), the OCC and the Illinois Department of Financial and Professional Regulation (the “IDFPR”), and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals.
               (iii) A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership (and, where available, the number of shares or units, as applicable) of each Seller Subsidiary, and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of 5% of the outstanding equity securities of such Person.
               (iv) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2002, of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).
          (b) Certificate of Incorporation and By-laws. The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller’s Certificate of Incorporation and the Seller’s By-Laws, each as amended or restated (the “Seller Certificate” and the “Seller By-Laws”, respectively), and the Articles or Certificate of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the “Subsidiary Organizational Documents”). The Seller Certificate, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Except as described in Section 5.03(b) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is in breach or violation of any of the provisions of the Seller Certificate, the Seller By-Laws or the Subsidiary Organizational Documents.
          (c) Capitalization. The authorized capital stock of the Seller consists of 5,000,000 shares of Seller Common Stock, $0.01 par value per share. Section 5.03(c) of the Seller Disclosure Schedule describes, as of the date of this Agreement, (i) the number of shares of Seller Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) the number of shares of Seller Common Stock held as treasury shares by the Seller, and (iii) the number of shares of Seller Common Stock subject to outstanding Seller Stock Options issued pursuant to the Seller Stock Option Plans. Attached to the Seller Disclosure Schedule is a true and complete list of the holders of record of the Seller Common Stock and the number of shares of Seller Common Stock held by each such holder of record. The authorized capital stock of Mount Prospect National Bank consists of 1,000,000 shares of common stock, par value $0.50 per share. As of the date of this Agreement, all of such issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non assessable and owned beneficially and of record by the Seller. Except as set forth above in this Section 5.03(c), as described in Section 5.03(a)(iii) of the Seller Disclosure Schedule, or as Previously Disclosed, there are no securities of the Seller or any Seller Subsidiary (debt, equity or otherwise) authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Seller and the Seller Subsidiaries have been issued in compliance with all applicable federal and state securities Laws or in accordance with exemptions therefrom. Except as set forth in clause (iii) above, there are no outstanding Rights relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock since December 31, 2004. Each of the outstanding shares of capital stock of each Seller Subsidiary is not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares owned by the Seller are owned free and clear of all limitations of the Seller’s voting rights and Liens whatsoever.
          (d) Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the DGCL, the Seller Certificate and the Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller, including the Seller’s Board of Directors (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the DGCL, the Seller Certificate and the Seller By-Laws). As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held in accordance with the DGCL and the provisions of the Seller Certificate and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller’s Board of Directors determined (i) that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to, fair to and in the best interests of the Seller and its stockholders, (ii) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated by this Agreement, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the DGCL, the Seller Certificate and the Seller By-Laws). This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

          (e) No Conflict; Required Filings and Consents.
               (i) Except as disclosed in Section 5.03(e)(i) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller will not, (i) conflict with or violate the Seller Certificate, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected. No “business combination,” “control share acquisition,” “fair price” or other anti-takeover Laws enacted under Delaware or Illinois state law (collectively, the “Takeover Laws”) applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, including the Merger.
               (ii) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or blue sky Laws, each as amended (“Blue Sky Laws”), the BHCA, the banking laws of the State of Illinois and the OCC and the regulations promulgated thereunder, as amended, and the filing and recordation of appropriate merger or other documents as required by the DGCL. Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.
          (f) Compliance and Permits. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected.
          (g) Reports; Financial Statements.
               (i) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the FDIC, the OCC, the IDFPR and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports (i) were prepared in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.
               (ii) Each of the Seller Financial Statements (including, if applicable, any related notes thereto) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that any unaudited interim financial statements, which have been prepared in conformity with Accounting Principles Board Opinion No. 28 and subsequent amendments thereto, do not contain all of the disclosures required by GAAP and were or are subject to normal and recurring year end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date. To the Seller’s Knowledge, the Seller’s auditors will deliver to the Seller an unqualified audit opinion with respect to the Seller’s financial statements as of and for the year ended December 31, 2006 without any material differences from the internal year-end financial statements provided to the Company and included in Section 5.03(g)(ii) of the Seller Disclosure Schedule, which showed a net income for the year ended December 31, 2006 of $5,332,866, and without any prior period adjustments or restatements of any prior period audited financial statements. As used in this Agreement, “Seller Financial Statements” means (i) the unaudited consolidated balance sheet as of September 30, 2006 and the audited consolidated balance sheets as of December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller, (ii) the unaudited statement of income for the period ended September 30, 2006 and the audited consolidated statements of income for the years ended December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller, (iii) the audited consolidated statements of cash flows and stockholders’ equity for the years ended December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller, (iv) all bank financial reports, including any amendments thereto, filed with any Governmental Authorities by the Seller and each bank subsidiary for the year ended December 31, 2005 and the nine-month period ended September 30, 2006, and all bank financial reports to be filed after the date hereof until the Closing, and (v) when delivered pursuant to Section 6.20, the Seller 2006 Financial Statements. Attached to the Seller Disclosure Schedule are (A) copies of the Seller Financial Statements (as of the date hereof) and (B) copies of all correspondence between the Seller and each Seller Subsidiary and any Governmental Authority concerning any of the foregoing financial statements or the financial position of the Seller or any Seller Subsidiary since January 1, 2004.
               (iii) The Seller has in place a process designed by, or under the supervision of, the Seller’s Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, and effected by the Seller’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller are being made only in accordance with authorizations of management of the Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s assets that could have a material effect on the financial statements.
               (iv) There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer or director of the Seller, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.
               (v) Except (i) for those Liabilities that are reflected or fully accrued on the consolidated balance sheet of the Seller as of December 31, 2005; and (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 (other than any Liabilities resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), neither the Seller nor any Seller Subsidiary has incurred any Liability of any nature whatsoever.

               (vi) Except as disclosed in Section 5.03(g)(ii) of the Seller Disclosure Schedule, the Seller has not been notified by its independent public accounting firm that such accounting firm is of the view that any of the Seller Financial Statements should be restated which has not been restated in subsequent Seller Financial Statements or that the Seller should modify its accounting in future periods.
               (vii) Since December 31, 2005, none of the Seller or the Seller Subsidiaries or, to the Seller’s Knowledge, any director, officer or employee of the Seller or the Seller Subsidiaries or any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since December 31, 2005, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof.
               (viii) Since December 31, 2005, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2005, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries, (ii) except as disclosed in Section 5.03(g)(ii) of the Seller Disclosure Schedule, any change by the Seller in its accounting methods, principles or practices, (iii) any revaluation by the Seller of any of its assets in any material respect, (iv) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (v) except as Previously Disclosed, any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vi) any strike, work stoppage, slow down or other labor disturbance, (vii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (viii) to the Seller’s Knowledge, any union organizing activities.
               (ix) To the Seller’s Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person’s products or services. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.
          (h) Absence of Proceedings and Orders.
               (i) Except as disclosed in Section 5.03(h)(i) of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement.

               (ii) There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including any Order relating to any of the transactions contemplated by this Agreement.
               (iii) Neither the Seller nor any of the Seller Subsidiaries (or any predecessor to any Seller Subsidiary) is subject to (or has been subject to since December 31, 2003), and to the Seller’s Knowledge, there are no facts or circumstances in existence that would be likely to result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller’s Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller’s Knowledge, has any Governmental Authority commenced an investigation in connection therewith.
               (iv) Except as disclosed in Section 5.03(h)(iv) of the Seller Disclosure Schedule, no facts or circumstances exist which would cause the Seller or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), any Order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy Laws, including Title V of the Graham Leach Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the “GLB Act”), and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements of Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied with any requirements to file reports and other necessary documents as required by the Patriot Act.
          (i) Employee Benefit Plans.
               (i) The Seller Disclosure Schedule lists all employee benefit plans (as defined in ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, and all employment, termination, severance and other employment Contracts or employment arrangements, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (collectively, the “Seller Benefit Plans”). Except as set forth in Section 5.03(i)(i) of the Seller Disclosure Schedule, the Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Seller Benefit Plans, if the Seller Benefit Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Seller Benefit Plan, including, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (the “IRS”) Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Seller Benefit Plan and the materials submitted to obtain that letter, and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Seller Benefit Plan.
               (ii) No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (a “Title IV Plan”), including any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as provided in the employment Contracts or arrangements identified in Section 5.03(i)(i) or Section 5.03(i)(viii) of the Seller Disclosure Schedule, none of the Seller Benefit Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as provided in the employment Contracts or arrangements identified in Section 5.03(i)(i) or Section 5.03(i)(viii) of the Seller Disclosure Schedule, or as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, none of the Seller Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Seller Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.
               (iii) Each Seller Benefit Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Seller Benefit Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Seller Benefit Plan. No legal action, suit or claim is pending or, to the Seller’s Knowledge, threatened with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course) and to the Seller’s Knowledge, no fact or event exists that could give rise to any such action, suit or claim. Neither the Seller nor any Seller Subsidiary has incurred any Liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full, and no condition exists that presents a risk of incurring any such Liability.
               (iv) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Seller Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS to the effect that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001-77, and, to the Seller’s Knowledge, there is no fact or event that could adversely affect the qualified status of any such Seller Benefit Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.
               (v) Except as otherwise provided in this Agreement, no Seller Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended (“Section 409A”), has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered by Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

               (vi) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan. Neither the Seller nor any Seller Subsidiary has incurred any Liability for any excise tax arising under Sections 4971 through 4980G of the Code and, to the Seller’s Knowledge, no fact or event exists that could give rise to any such Liability.
               (vii) All contributions, premiums or payments required to be made with respect to any Seller Benefit Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.
               (viii) Neither the Seller nor any Seller Subsidiary is a party to any Contract for employment, severance, consulting or other similar agreement with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries except as set forth in Section 5.03(i)(viii) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreement.
               (ix) Except as disclosed in Section 5.03(i)(ix) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.
          (j) Registration Statement; Proxy Statement/Prospectus. The information supplied by the Seller for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.
          (k) Title to Property. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default by the Seller or any Seller Subsidiary or, to the Seller’s Knowledge, any counter-party thereto (or event which with notice or lapse of time, or both, would constitute a material default by the Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Seller’s and each of the Seller Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.
          (l) Environmental Matters. Except as disclosed in Section 5.03(l) of the Seller Disclosure Schedule, (i) each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are defined herein as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (the “Environmental Laws”), (ii) during and prior to the period of (1) the Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties, (2) the Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility, or (3) the Seller’s or any of the Seller Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls, (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility, (v) neither the Seller nor any Seller Subsidiaries has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiaries of any Environmental Claim, and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (1) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility, or (2) to cause any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law. The following definitions apply for purposes of this Section 5.03(l): (1) “Loan Property” means any real property in which the Seller or any Seller Subsidiary holds a Lien and, where required by the context, said term means the owner or operator of such property, (2) “Participation Facility” means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property, and (3) “Environmental Claims” means any and all administrative, regulatory, judicial or private Proceedings relating in any way to (x) any Environmental Law, (y) any Hazardous Material including any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority, or (z) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment.

          (m) Absence of Agreements. Neither the Seller nor any Seller Subsidiary is a party to any Contract or Order which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised or have Knowledge that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.
          (n) Tax Matters.
               (i) Each of the Seller and the Seller Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct, complete and accurate and were prepared in compliance with all applicable Laws. All Taxes owed by the Seller or any of the Seller Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Except as disclosed in Section 5.03(n)(i) of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Seller nor any of the Seller Subsidiaries has an obligation to file Tax Returns in a jurisdiction where the Seller or any of the Seller Subsidiaries has not filed or has ceased filing Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller or any of the Seller Subsidiaries does not file Tax Returns that the Seller or any of the Seller Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller or any of the Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
               (ii) Each of the Seller and the Seller Subsidiaries has complied with all applicable Laws relating to payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third-party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.
               (iii) Neither the Seller nor any of the Seller Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed, nor have any accruals been established for possible future liabilities resulting from IRS or other taxing authorities’ examinations. There is no audit, examination, deficiency or refund Proceeding pending with respect to any Taxes for which the Seller or any of the Seller Subsidiaries is or might otherwise be liable and no Governmental Authority has given written notice of the commencement of any audit examination or refund Proceeding with respect to any Taxes. There is no dispute or claim concerning any Tax Liability of the Seller or any of the Seller Subsidiaries either (A) claimed or raised by any authority, or (B) as to which the Seller or the Seller Subsidiaries has Knowledge, and no basis exists therefor. Section 5.03(n)(iii) of the Seller Disclosure Schedule lists all federal, state local and foreign income Tax Returns filed with respect to the Seller and any of the Seller Subsidiaries for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. The Seller has delivered to the Company correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller and any of the Seller Subsidiaries for each of the taxable periods ended on or after December 31, 2003.

               (iv) Neither the Seller nor any of the Seller Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Assessment or deficiency.
               (v) The unpaid Taxes of the Seller and the Seller Subsidiaries (A) did not, as of the most recent fiscal month end included in the Seller Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Seller Financial Statements (rather than any notes thereto), and (B) do not exceed such reserves as adjusted for the passage of time through the Effective Date in accordance with the past practice and custom of the Seller and the Seller Subsidiaries in filing their Tax Returns.
               (vi) Neither the Seller nor any of the Seller Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Section 280G of the Code. Each of the Seller and the Seller Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Seller nor any of the Seller Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Seller nor any of the Seller Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), or (B) has any Liability for the Taxes of any Person (other than the Seller or any of the Seller Subsidiaries) under Treasury regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.
               (vii) Section 5.03(n)(vii) of the Seller Disclosure Schedule sets forth the following information with respect to the Seller and each of the Seller’s Subsidiaries as of the most recent practicable date (as set forth therein): (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution and the year or years in which incurred, (B) the amount of any deferred gain or loss allocable arising out of any “intercompany transactions” as that term is defined in Treasury regulation § 1.1502-13 and (C) the amount of any “excess loss account” as that term is defined in Treasury regulation § 1.1502-19.
               (viii) None of the Seller or the Seller Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Date, (B) any “closing agreement,” as that term is described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any installment sale or open transaction made on or prior to the Effective Date, or (D) or as a result of any prepaid amount received on or prior to the Effective Date. There are no private letter rulings or requests for rulings relating to the Seller or any of the Seller Subsidiaries that could affect the Seller’s or any of the Seller Subsidiaries’ Liability for Taxes for any period.
               (ix) In the past five (5) fiscal years, neither the Seller nor any of the Seller Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
               (x) Neither the Seller nor any of the Seller Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Neither the Seller nor any Seller

Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.
               (xi) Neither the Seller nor any of the Seller Subsidiaries has been subject to any disallowance of a deduction under Section 162(m) of the Code nor will such a disallowance occur with respect to any period prior to the Effective Date.
          (o) Insurance. Section 5.03(o) of the Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect. Except as described in Section 5.03(o) of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries has any Liability for unpaid premiums or premium adjustments not properly reflected on the audited balance sheet of the Seller as of December 31, 2005. The Seller has not been advised by any Person that any Liability that could be incurred by the Seller or its Affiliates with respect to the matter described in Section 5.03(h)(i) of the Seller Disclosure Schedule is not covered by applicable insurance (subject, only, to the payment by the Seller or its Affiliates of any applicable deductible or retainage).
          (p) Brokers. No broker, finder or investment banker (other than Hovde Financial, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Hovde Financial, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.
          (q) Seller Material Adverse Effect. Since December 31, 2005, there has not been a Seller Material Adverse Effect.
          (r) Material Contracts. Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice or as disclosed in Section 5.03(r) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which is not terminable by the Seller or the Seller Subsidiary without the Seller or any Seller Subsidiary becoming subject to a payment or financial penalty in excess of $50,000, or which obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $50,000 in the aggregate over the term of such Contract, or which the Seller otherwise believes to be material (each, a “Material Contract”).
          (s) Opinion of Financial Advisor. The Seller has received the written opinion of Hovde Financial, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller shall promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.
          (t) Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller’s capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.
          (u) Stock Options. The treatment of the Seller Stock Options as provided in Section 3.16 is permitted by and consistent with the terms of the Seller Stock Option Plans (as such plans may be amended in accordance with their terms prior to Closing), the agreements under which the Seller Stock options were issued and applicable Law.

          (v) Interim Events. Since December 31, 2005, neither the Seller nor any of the Seller Subsidiaries has paid or declared any dividend or, except as disclosed in Section 5.03(v) of the Seller Disclosure Schedule or as Previously Disclosed, made any other distribution to stockholders or taken any action which, if taken after the date hereof, would require the prior written consent of the Company pursuant to Section 4.01.
          (w) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Seller’s own account, or for the account of one or more of the Seller Subsidiaries or their customers (all of which are listed in Section 5.03(w) of the Seller Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Seller nor any of the Seller Subsidiaries, nor to the Seller’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
          (x) Trust Administration. During the applicable statute of limitations period, (i) the Seller and the Seller Subsidiaries have properly administered all accounts for which any of them act as a fiduciary or agent, including but not limited to accounts for which any of them serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws, and (ii) neither the Seller, any Seller Subsidiary, nor any director, officer or employee of the Seller or any of the Seller Subsidiaries acting on behalf of the Seller or any of the Seller Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Authority pending, or to the Seller’s Knowledge, threatened, against or affecting the Seller or any of the Seller Subsidiaries relating to the compliance by the Seller or any such Seller Subsidiary with sound fiduciary principles and applicable regulations.
          (y) Expense Report. Section 5.03(y) of the Seller Disclosure Schedule contains an estimate (in a form and with such specificity as is reasonably satisfactory to the Company) itemizing all anticipated expenditures of the Seller expected to result from the extraordinary, non-recurring costs associated with the transactions contemplated by this Agreement, including but not limited to legal, accounting and investment banking fees, but excluding any payments resulting from the early termination of, or arising under any “change of control” provisions of any Contracts.
     Section 5.04. Representations and Warranties of Company. Subject to Section 5.01 and Section 5.02, and except as set forth in the Company SEC Reports or as Previously Disclosed, the Company hereby represents and warrants to the Seller:
          (a) Organization and Qualification; Subsidiaries.
               (i) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and a registered bank holding company under the BHCA. Each subsidiary of the Company (a “Company Subsidiary”, or collectively the “Company Subsidiaries”) is a bank, corporation, limited liability company or other form of business entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization or the United States of America. Each of the Company and the Company Subsidiaries has

the requisite power and authority and is in possession of all Consents and Orders (the “Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC and the IDFPR, and neither the Company nor any Company Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Company Approvals.
               (ii) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
          (b) Certificate of Incorporation and By-laws. The Company has heretofore furnished or made available to the Seller a complete and correct copy of the Company Certificate and the Company By-Laws. The Company Certificate and the Company By-Laws are in full force and effect. The Company is not in breach or violation of any of the provisions of the Company Certificate or the Company By-Laws.
          (c) Capitalization.
               (i) The authorized capital stock of the Company consists of 64,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share. As of the date of this Agreement, (i) 25,504,095 shares of the Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Company stockholder, (ii) 840,678 shares of the Company Common Stock were held as treasury shares by the Company, (iii) no shares of the Company’s preferred stock, $.01 par value per share, were issued and outstanding, and (iv) 517,048 shares of the Company Common Stock were subject to outstanding stock options issued pursuant to the Company’s stock option plans. Except as set forth in clause (iv), above, there are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Company.
               (ii) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.
          (d) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, including the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

          (e) No Conflict; Required Filings and Consents.
               (i) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not, (i) conflict with or violate the Company Certificate, the Company By-Laws or the Articles of Incorporation, By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, or (ii) conflict with or violate any Laws or Orders applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected.
               (ii) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, applicable state banking Laws, the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.
          (f) Compliance and Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected.
          (g) Securities and Banking Reports; Financial Statements.
               (i) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (1) the SEC since December 31, 2003, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2003, (iii) all reports on Form 8-K filed by the Company with the SEC since December 31, 2003, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2003, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2003 (collectively, the “Company SEC Reports”); and (2) the FDIC, the Federal Reserve Board, the IDFPR and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”). The Company Reports (i) were prepared in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. The Company meets the requirements for the use of Form S-3, as set forth in the general instructions for Form S-3.
               (ii) Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Company SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Company and the

Company Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their cash flows for the periods indicated, except (i) for any statement therein or omission therefrom which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Company SEC Report, and (ii) that any unaudited interim financial statements do not contain all of the disclosures required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.
               (iii) To the Company’s Knowledge, the Company and each of its officers and directors have complied in all material respects with (A) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (B) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.
          (h) Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion or incorporation by reference in the registration statement of the Company (the “Registration Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company, any Company Subsidiary or any of its or their Affiliates, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.
          (i) Brokers. No broker, finder or investment banker (other than Friedman, Billings, Ramsey & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
          (j) Approval Delays. To the Company’s Knowledge as of the date hereof, there is no reason why the granting of any Consents or Orders necessary to consummate the transactions contemplated by this Agreement and referred to in Section 6.02 would be denied or unduly delayed. Each Company Subsidiary that is a “depository institution” as defined in the FDIA has a recent CRA rating of “satisfactory” or better.
          (k) Financial Resources. The Company will have sufficient cash available at the Effective Time to enable it to comply with its obligation to fund the Cash Consideration under Section 3.05.

          (l) Company Material Adverse Effect. Since December 31, 2006, there has not been a Company Material Adverse Effect.
ARTICLE VI
COVENANTS
     Section 6.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Seller and the Company shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other Party to that end.
     Section 6.02. Regulatory Applications; Other Approvals. The Company and the Seller shall, and each shall cause their Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings by April 12, 2007 and to obtain all Consents and Orders of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Seller shall provide to the Company all information necessary or otherwise reasonably requested by the Company in connection with the filings referred to in the preceding sentence not later than April 5, 2007. Each of the Company and the Seller shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. Each Party shall consult with the other Party with respect to the obtaining of all material Consents and Orders of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. Each Party shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority. The Seller shall use its best efforts to obtain all necessary Consents with respect to all interests of the Seller and the Seller Subsidiaries in any material leases, licenses, Contracts, instruments and rights which require the consent of another Person for their transfer or assumption pursuant to the Merger, if any.
     Section 6.03. Registration Statement.
          (a) Preparation and Filing. The Company shall prepare the Registration Statement and file it with the SEC no later than 45 days following the date hereof in connection with the issuance of Company Common Stock in the Merger (including the Proxy Statement/Prospectus constituting a part thereof). The Seller shall cooperate, and shall cause the Seller Subsidiaries to cooperate, with the Company, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement/Prospectus (including by providing within 30 days of the date of this Agreement all information necessary or otherwise reasonably requested by the Company in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus). Each of the Seller and the Company shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Company also shall use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Seller shall furnish to the Company all information concerning the Seller, the Seller Subsidiaries, and its and their officers, directors and stockholders as may be reasonably requested in connection with the foregoing.
          (b) Information. Each of the Seller and the Company agrees that, as to itself and its Subsidiaries, none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each of the Seller and the Company further agrees that if it becomes aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other Party thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
          (c) Notice of Effectiveness. The Company shall advise the Seller, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     Section 6.04. Press Release. Neither the Seller nor the Company shall, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise required by applicable Law or rules of The Nasdaq Stock Market (provided that the issuing Party shall nevertheless provide the other Party with notice of, and the opportunity to review, any such press release or written statement).
     Section 6.05. Access, Information.
          (a) Access to the Seller. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Seller shall afford the Company and the Company’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the Company may reasonably request and, during such period, the Seller shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking Laws, (ii) minutes of each meeting of the board of directors (and any committee thereof) of each of the Seller and Mount Prospect National Bank promptly after the same are prepared, and (iii) all other information concerning the business, properties and personnel of it as the Company may reasonably request.
          (b) Access to the Company. For the sole purpose of permitting the Seller to ascertain the correctness of the representations and warranties of the Company herein, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford the Seller and the Seller’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the Seller may reasonably request and, during such period, the Company shall furnish promptly to the Seller (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of it as the Seller may reasonably request.
          (c) Confidentiality. Each of the Parties shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of Law, each Party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the other Party, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other Party to be returned to the other Party. No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the transactions contemplated by this Agreement.
     Section 6.06. No Solicitation of Transactions.
          (a) General. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any material nonpublic information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this Section 6.06(a) shall not prohibit the Seller or the Seller’s Board of Directors from: (1) furnishing material nonpublic information (other than information regarding the Company supplied to the Seller by the Company) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller or the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 6.06(a), or (2) taking the actions described in the proviso of Section 6.06(d), as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller or the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 6.06(a). At least ten (10) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall: (i) give the Company written notice of the identity of such Person and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person, and (ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).
          (b) Cessation of Activities. The Seller and the Seller Subsidiaries shall immediately cease, and shall cause each of their executive officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 6.06.
          (c) Liability for Others. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.06 by any executive officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them and, in the case of any non-executive officers or other employees, acting on behalf of the Seller or any such other Person, shall be deemed to be a breach of this Section 6.06 by the Seller.
          (d) Exceptions. Except as provided below in this Section 6.06(d): (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting, (ii) the Proxy Statement/Prospectus shall include a statement of the Seller’s Board of Directors Recommendation, and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (1) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation, or (2) not including in the Proxy Statement/Prospectus the Seller’s Board of Directors Recommendation if, in either case, the Seller’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due solely to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (1) and (2) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors and the Seller’s Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.
          (e) Termination of Agreement. Notwithstanding anything to the contrary contained in this Section 6.06, in the event that the Seller’s Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable Law, the

Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.01(f) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.
          (f) Information Concerning Acquisition Proposal. In addition to the obligations of the Seller set forth in Section 6.06(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any inquiry or request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry or request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller shall keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.
          (g) Takeover Laws. The approval of the Board of Directors of the Seller for purposes of causing any Takeover Law to be inapplicable to the Merger shall not be deemed to be changed or otherwise revoked or invalidated as a result of any Change of Recommendation pursuant to this Section 6.06.
          (h) Compliance with Exchange Act. Nothing in this Section 6.06 shall prevent the Seller or the Seller’s Board of Directors from complying, to the extent applicable, but subject to the limitations set forth in this Section 6.06, with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.
     Section 6.07. Shareholder Approval. The Seller shall take, in accordance with applicable Law and the Seller Certificate and Seller By-Laws, all action necessary to convene the Seller Stockholders’ Meeting to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Seller’s stockholders for consummation of the Merger, as promptly as practicable after the Registration Statement is declared effective.
     Section 6.08. Affiliate Agreements. Not later than the fifteenth (15th) day prior to the mailing of the Proxy Statement/Prospectus, the Seller shall deliver to the Company a schedule of each Person that, to the Seller’s Knowledge, is or is reasonably likely to be deemed, as of the date of the Seller Stockholders’ Meeting, to be an Affiliate of the Seller. The Seller shall use its reasonable best efforts to cause each Person who may be deemed to be an Affiliate of the Seller to execute and deliver to the Company on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached hereto as Exhibit A.
     Section 6.09. Takeover Laws. No Party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     Section 6.10. Delivery of Stockholder List. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.
     Section 6.11. Nasdaq Listing. The Company shall use its reasonable best efforts to list, prior to the Effective Date, on The Nasdaq Stock Market, subject to official notice of issuance, the shares of Company Common Stock to be issued to the holders of Seller Common Stock in the Merger.
     Section 6.12. Indemnification, Directors’ and Officers’ Insurance.
          (a) Indemnification. By virtue of the occurrence of the Merger, the Company shall, from and after the Effective Time succeed to the Seller’s obligation to, and the Company shall, indemnify and hold harmless each present and former director and officer of the Seller or any Seller Subsidiary determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under the DGCL, the Seller Certificate or the Seller By-Laws in effect on the date hereof, and the Company shall also advance expenses as incurred to the extent permitted under the DGCL, the Seller Certificate or the Seller By-Laws; provided however, that the obligations of the Company hereunder shall be subject to, and limited by, applicable federal Law, including Section 18(k) of the Federal Deposit Insurance Act and SR letter 02-17 issued by the Federal Reserve Board on July 8, 2002.
          (b) Claims. Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company shall have the right to assume the defense thereof and the Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Company shall elect not to assume such defense, or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Company shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided, further, that the Company shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated by this Agreement is not permitted or is prohibited by applicable Law.
          (c) Insurance. For a period of three (3) years after the Effective Time, the Company shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Seller (provided that the Company may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time), provided, however, that in no event shall the Company be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(c), any aggregate amount in excess of 200% of the amount of the most recent annual premium paid as of the date hereof by the Company for such insurance (the “Maximum Amount”). If the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, the Company may request the Seller to, and the Seller shall if so requested, purchase insurance coverage, on such terms and conditions as shall be acceptable to the Company, extending for a period of three (3) years the Seller’s directors’ and officers’ liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy the Company’s obligations under this Section 6.12(c).
          (d) Successors. If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.12.
     Section 6.13. Benefit Plans. The Company shall, with respect to each employee of the Seller and the Seller Subsidiaries at the Effective Time who shall continue in employment with the Company or a Company Subsidiary after the Merger (each a “Continued Employee”), provide the benefits described in this Section 6.13. Each Continued Employee shall be entitled, as an employee of the Company or a Company Subsidiary, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of the Company and the Company Subsidiaries (the “Company Employee Plans”), subject to the Company’s right, in its sole discretion, to subsequently amend, modify or terminate any such Company Employee Plans, if as a Continued Employee he or she shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar Seller Benefit Plan maintained by the Company after the Effective Time. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of the Company and the Company Subsidiaries. Except as otherwise provided herein, all such participation shall be subject to such terms of such Company Employee Plans as may be in effect from time to time, and this Section 6.13 is not intended to, and shall not, give Continued Employees any rights or privileges superior to those of other employees of the Company or the Company Subsidiaries. The Company may terminate or modify all Seller Benefit Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified, and the Company’s obligation under this Section 6.13 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, the Company shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Company Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with the Seller and the Seller Subsidiaries; and provided that a Continued Employee shall not be subject to any waiting periods or preexisting condition exclusions under a Company Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, other than waiting periods and exclusions that are already in effect with respect to such Continued Employee and that have not been satisfied as of the Effective Time under any Seller Benefit Plan of a similar type in which the Continued Employee participated in immediately prior to the Effective Time; provided, further, that to the extent that the initial period of coverage for Continued Employees under any Company Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continued Employees shall be given credit under the applicable

Company Employee Plan for any deductibles and co-insurance payments made by such Continued Employees under the Seller’s benefit plans during the balance of such 12-month period of coverage. In connection with the transition of the Continued Employees to the Company Employee Plans, Seller and the Seller Subsidiaries shall take such actions as the Company may request to terminate, freeze or amend all or certain of the Seller Benefit Plans in the manner requested by the Company, effective immediately prior to the Effective Time or such other time requested by the Company (provided such actions are conditioned on the consummation of the Merger). Section 6.13 of the Seller Disclosure Schedule sets forth certain additional agreements of the Parties with respect to various benefit and compensation matters. The Seller shall not amend the Executive Agreements prior to or on the Closing Date.
     Section 6.14. Notification of Certain Matters. Each of the Seller and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Seller Material Adverse Effect, in the case of the Seller, or any Company Material Adverse Effect, in the case of the Company, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     Section 6.15. Directorship. Promptly after the Effective Time, the Company shall take such action as may be reasonably required to cause the Board of Directors of the Company to be expanded by one member and to appoint the person identified in Section 2.05 as a director of the Company.
     Section 6.16. Comfort Letters. If requested in writing by the Company, the Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of Plante & Moran, PLLC, the Seller’s independent public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.
     Section 6.17. Subsidiary Mergers or Reorganizations; Transition Matters. Upon the request of the Company, (i) the Seller shall cause Mount Prospect National Bank to enter into a merger agreement with Midwest Bank and Trust Company, and take all other actions and cooperate with the Company in causing the merger of Mount Prospect National Bank and Midwest Bank and Trust Company (the “Subsidiary Bank Merger”) to be effected, and (ii) the Seller shall cause one or more of the Seller Subsidiaries (other than Mount Prospect National Bank) to reorganize or otherwise combine its operations with the operations of a Company Subsidiary or a Seller Subsidiary as deemed advisable by the Company, and take all other actions and cooperate with the Company in causing such reorganization or other combination (the “Subsidiary Reorganization”) to be effected; provided, however, that (1) any such Subsidiary Bank Merger or Subsidiary Reorganization shall be consummated on a date on or after the Closing Date, as may be selected by the Company, and (2) the obligations of Mount Prospect National Bank or the Seller Subsidiary, as applicable, thereunder shall be conditioned upon the prior or simultaneous consummation of the Merger pursuant to this Agreement. The Seller also shall consult and confer with the Company on a regular basis (and, to that end, the Seller shall make personnel available as reasonably necessary) regarding the various systems, procedures, business relationships and best practices employed by each organization, together with the Seller’s data processing systems and Contracts, in order to effect, on or after the Closing Date as determined by the Company, the orderly transition and integration of the business and operations of the Seller and the Seller Subsidiaries with the business and operations of the Company and the Company Subsidiaries and the timely conversion of the Seller’s data processing systems to those of the Company and, if requested by the Company, the termination by the Seller of any Contracts the Seller may have with third parties related to Seller’s data processing or other operations; provided, however that neither the Seller nor any Seller Subsidiary shall be required to take any action with respect to any such conversion or termination until immediately prior to the Closing and until such time as the Seller shall have received reasonable written assurances that all conditions precedent to the Closing have been satisfied or waived as provided in Article VII (other than the completion of actions to be taken at the Closing, with respect to which the Seller shall have received reasonable written assurances that the Company will complete such actions at the Closing).
     Section 6.18. Conforming Accounting and Reserve Policies. From and after the date hereof to the Effective Time, the Seller and the Company shall consult and cooperate with each other with respect to their respective accounting policies and practices and in determining the amount and the timing of the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. At the request of the Company, the Seller shall establish and take such reserves, accruals and charges as the Company shall request to (i) conform the Seller’s loan, accrual and reserve policies to the Company’s policies, (ii) conform to the accounting policies and practice of the Company in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and (iii) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that the Seller shall not be required to take any such action that is not consistent with GAAP; and provided further, however that neither the Seller nor any Seller Subsidiary shall be required to take any such action until immediately prior to the Closing or until such time as the Seller shall have received reasonable written assurances that all conditions precedent to the Closing have been satisfied or waived as provided in Article VII (other than the completion of actions to be taken at the Closing, with respect to which the Seller shall have received reasonable written assurances that the Company will complete such actions at the Closing).
     Section 6.19. Disclosure Schedules. Where any of the specific representations or warranties of the Seller contained in Section 5.03 requires a list or itemization of a certain item or items, the Seller shall use all reasonable efforts to provide such list or itemization without regard to the standard set forth in Section 5.02.
     Section 6.20. Updated Financial Statements. The Seller shall use its best efforts to, on or prior to April 25, 2007, deliver to the Company (i) the audited consolidated balance sheet as of December 31, 2006 (including related notes and schedules, if any), of the Seller, (ii) the audited consolidated statement of income for the year ended December 31, 2006 (including related notes and schedules, if any), of the Seller, and (iii) the audited consolidated statements of cash flows and stockholders’ equity for the year ended December 31, 2006, (including related notes and schedules, if any), of the Seller (the “Seller 2006 Financial Statements”), together with the unqualified audit opinion thereon as of and for the year ended December 31, 2006.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF MERGER
     Section 7.01. Conditions to Each Party’s Obligations to Effect Merger. The respective obligation of each of the Company and the Seller to consummate the Merger is subject to the fulfillment or written waiver by the Company and the Seller prior to the Effective Time of each of the following conditions:
          (a) Shareholder Approvals. This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of the Seller.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all statutory waiting periods in respect thereof shall have expired.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) Blue Sky Approvals. All permits and other authorizations under Blue Sky Laws necessary to consummate the transactions contemplated by this Agreement and to issue the shares of Company Common Stock to be issued in the Merger shall have been received and be in full force and effect.
          (f) Listing. The shares of Company Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.
     Section 7.02. Conditions to Obligations of Seller to Effect Merger. The obligation of the Seller to consummate the Merger is also subject to the fulfillment or written waiver by the Seller prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (subject to the standard set forth in Section 5.02, and without giving effect to any update to the Company Disclosure Schedule after the date hereof or notice by the Company to the Seller under Section 6.14) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and the Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.
          (b) Performance of Obligations of Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, except where the failure of such performance would not have a Company Material Adverse Effect, and the Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.
          (c) Opinion of Seller’s Tax Counsel. The Seller shall have received an opinion of Plante & Moran, PLLC, accounting firm to the Seller, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code, and (ii) no gain or loss shall be recognized by stockholders of the Seller who receive shares of Company Common Stock in exchange for shares of Seller Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Plante & Moran, PLLC may require and rely upon reasonable representations contained in letters from the Seller, the Company and stockholders of the Seller.
          (d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that would have a Company

Material Adverse Effect. The Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.
     Section 7.03. Conditions to Obligations of Company to Effect Merger. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement (subject to the standard set forth in Section 5.02, and without giving effect to any update to the Seller Disclosure Schedule after the date hereof or notice by the Seller to the Company under Section 6.14) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.
          (b) Performance of Obligations of Seller. The Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, except where the failure of such performance would not have a Seller Material Adverse Effect, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.
          (c) Opinion of Company’s Tax Counsel. The Company shall have received an opinion of Crowe Chizek and Company LLC, counsel/accounting firm to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Crowe Chizek and Company LLC may require and rely upon reasonable representations contained in letters from the Seller, the Company and stockholders of the Seller.
          (d) Burdensome Condition. The regulatory approvals required under Section 7.01(b) shall not impose any condition or restriction upon the Company or the Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.
          (e) Consents Obtained. (i) The Seller shall continue to possess all Seller Approvals, and (ii) all material Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement shall have been obtained and made by the Seller, except where the failure to possess any such Seller Approvals or to obtain any Consents or Orders would not have a Seller Material Adverse Effect.
          (f) No Challenge. There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Seller Common Stock into the Company Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries.
          (g) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that would have a Seller

Material Adverse Effect. The Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.
          (h) Comfort Letters. If requested by the Company as provided in Section 6.16, the Company shall have received from Plante & Moran, PLLC the “comfort” letters referred to in Section 6.16.
          (i) Other Matters. Each of John G. Eilering and Stephen L. Markovits shall have entered into employment agreements or arrangements with the Seller as described on Section 6.13 of the Seller Disclosure Schedule (the “Closing Employment Agreements”) and the Closing Employment Agreements shall be in full force and effect as of the Closing Date.
          (j) Dissenting Seller Stockholders. The aggregate number of Dissenting Shares shall not exceed a number equal to 10% of the number of outstanding shares of Seller Common Stock as of the date hereof.
ARTICLE VIII
TERMINATION
     Section 8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:
          (a) Mutual Consent. By the mutual consent of the Company and the Seller duly authorized by the Board of Directors of the Company and the Seller.
          (b) Breach. By the Company or the Seller, at any time prior to the Effective Time, if its Board of Directors so determines, in the event of either: (i) a breach by the other Party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (ii) a breach by the other Party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that such breach under this clause (ii) would individually or in the aggregate with other breaches, result in a Seller Material Adverse Effect (in the case of a breach by the Seller) or a Company Material Adverse Effect (in the case of a breach by the Company).
          (c) Delay. By the Company or the Seller, at any time prior to the Effective Time, if its Board of Directors so determines, in the event that the Merger is not consummated by December 31, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 8.01(c).
          (d) No Regulatory Approval. By the Company or the Seller, if its Board of Directors so determines, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.
          (e) Change of Recommendation. By the Company if there is a Change of Recommendation or if the Seller’s Board of Directors fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement/Prospectus.
          (f) Superior Offer. By the Seller prior to the vote of the Seller stockholders, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 6.06(e); provided, however, that such determination and the right to terminate under this Section 8.01(f) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.03.
          (g) Failure of Conditions. (i) By the Company: (1) if any of the conditions to the obligation of the Company to effect the Merger set forth in Section 7.01 or Section 7.03 have not been satisfied or waived by the Company at the Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Section 7.01 or Section 7.03 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement); or (2) in the event there has been a Seller Material Adverse Effect between the date hereof and the Effective Time; or (ii) by the Seller: (1) if any of the conditions to the obligation of the Seller to effect the Merger set forth in Section 7.01 or Section 7.02 have not been satisfied or waived by the Seller at the Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Section 7.01 or Section 7.02 has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or (2) in the event there has been a Company Material Adverse Effect between the date hereof and the Effective Time.
          (h) No Stockholder Approval. By either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement, and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(h) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement.
          (i) Increase in Stock Consideration. By the Seller if both of the conditions set forth in Section 8.01(i)(1) and in Section 8.01(i)(2) exist on the day immediately preceding the anticipated Effective Time and the Company has not elected to cure such conditions in the manner described in Section 8.01(i)(3):
               (1) The quotient determined by dividing the Final VWAP by the Initial VWAP is less than 0.80.
               (2) The quotient obtained by dividing the Final VWAP by the Initial VWAP is less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the Final Index Price by the Initial Index Price.
               (3) The Company shall have the right, but not the obligation, upon written notice to the Seller prior to the Effective Time, to increase the Stock Consideration (the “Additional Stock Amount”) to an amount equal to the quotient obtained by dividing (I) $38.00 by (II) the Final VWAP and, in such event, the conditions set forth in the conditions set forth in Section 8.01(i)(1) and Section 8.01(i)(2) shall be deemed not to exist.
     Section 8.02. Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation to any other Party except (i) as provided in Section 8.03, Section 8.04 and Section 9.01, and (ii) that termination shall not relieve a breaching Party from liability for any breach of this Agreement giving rise to such termination; provided that, in the event that this Agreement is terminated pursuant to this Article VIII on account of any breach of any of the representations and warranties set forth herein or any breach of any of the agreements or covenants set forth herein where, in each case, such breach is not covered by Section 8.03 or Section 8.04, the non-breaching Party shall be entitled to recover from the breaching Party, and this provision shall not limit, such damages as are available to the non breaching Party at law or in equity.
     Section 8.03. Termination Fee Payable to the Company. In each case provided that the Company is in material compliance with its obligations under this Agreement:
          (a) Superior Offer. The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, liquidated damages in an amount equal to $5,600,000 (the “Termination Fee”) if this Agreement is terminated by the Seller pursuant to Section 8.01(f).
          (b) Change of Recommendation. If this Agreement is terminated by the Company pursuant to Section 8.01(e), and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds liquidated damages in an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.
          (c) Delay; Stockholder Approval. If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.01(c) (and prior to such termination the Seller shall not have held a meeting of its stockholders pursuant to Section 6.07) or Section 8.01(h), (B) prior to such termination an Acquisition Proposal (other than by the Company) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds liquidated damages in an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.
          (d) Termination Fee Reasonable. The Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 8.03, the Seller shall pay to the Company, in addition to the amount of such judgment, the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.03 shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.03, and shall be in lieu of damages incurred in the event of any such termination of this Agreement, and upon payment of such fees the Seller shall have no further obligation to the Company except as described in Section 9.01.
          (e) Reimbursable Company Expenses. Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Section 8.03(a), Section 8.03(b) or Section 8.03(c), the Seller shall pay to the Company, in addition to any Termination Fee owed to the Company pursuant to this Section 8.03, all of the Reimbursable Company Expenses by delivery of immediately available funds; provided, however, that in no event shall the Seller’s obligation under this Section 8.03(e) exceed $500,000.
     Section 8.04. Termination Fee Payable to the Seller. In each case, provided that the Seller is in material compliance with its obligations under this Agreement:

          (a) Company Change of Control. If (A) this Agreement is terminated as a result of a knowing or willful breach by the Company of any of its representations or warranties set forth herein or of any of its agreements or covenants set forth herein, and (B) at any time prior to such termination or within nine (9) months following the termination of this Agreement, a Company Change of Control is consummated or the Company enters into a Contract providing for a Company Change of Control, then the Company shall pay or cause to be paid to the Seller in immediately available funds liquidated damages in an amount equal to $10,000,000 within one (1) Business Day after the Company enters into such Contract or this Agreement is terminated, whichever is later.
          (b) Change of Control Termination Fee Reasonable. The Company acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Seller would not have entered into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.04 and, in order to obtain such payment, the Seller makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.04, the Company shall pay to the Seller, in addition to the amount of such judgment, the Seller’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.04 at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.04 shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.04, and shall be in lieu of damages incurred in the event of any such termination of this Agreement, and upon payment of such fees the Company shall have no further obligation to the Seller except as described in Section 9.01.
ARTICLE IX
MISCELLANEOUS
     Section 9.01. Survival. Except as provided in this Section 9.01, no representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time (other than Article III, Section 6.12, Section 6.13, Section 6.15 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.05(c), Section 8.02, Section 8.03 and this Article IX which shall survive such termination).
     Section 9.02. Waiver, Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the Parties executed in the same manner as this Agreement, except that after the Seller Stockholders’ Meeting, this Agreement may not be amended or modified if it would violate the DGCL or reduce the consideration to be received by Seller stockholders in the Merger or otherwise affect the rights of the Seller’s stockholders in any manner that is materially adverse to such stockholders.
     Section 9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     Section 9.04. Governing Law, Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State (except to the extent that the DGCL must govern the Merger procedures). Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated by this Agreement.

     Section 9.05. Expenses. Except as set forth in Section 8.02 and Section 8.03, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, except that the Company and the Seller shall each pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement/Prospectus and the applications to Governmental Authorities for the approval of the Merger and the other transactions contemplated by this Agreement, and (b) all listing, filing and registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees for filings with Governmental Authorities.
     Section 9.06. Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party: If to the Seller, to: 50 North Main Street, Mount Prospect, Illinois 60056, Attention: John G. Eilering, with a copy to: Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, if before June 30, 2007: 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, Attention: Dennis Wendte, Esq., if after June 30, 2007: 200 West Madison, Suite 3900, Chicago, Illinois 60606, Attention: Dennis Wendte, Esq., if to the Company, to: 501 W. North Avenue, Melrose Park, Illinois 60160, Attention: James J. Giancola, with a copy to: Lewis, Rice & Fingersh, L.C., 500 N. Broadway, Suite 2000, St. Louis, Missouri 63102, Attention: Tom W. Zook, Esq.
     Section 9.07. Entire Understanding, No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated by this Agreement and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement expressed or implied, is intended to, nor shall it, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 9.08. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the word “or” is used in this Agreement, it has the inclusive meaning represented by the phrase “and/or.” No provision of this Agreement shall be construed to require the Seller, the Company or any of their respective Subsidiaries, Affiliates, officers or directors to take any action which would violate applicable Law.
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[Signatures appear on next page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATTEST:		MIDWEST BANC HOLDINGS, INC.

By:	/s/ Daniel R. Kadolph	By:	/s/ James J. Giancola
	Name: Daniel R. Kadolph		Name: James J. Giancola
	Title: Secretary		Title: President and Chief Executive Officer

ATTEST:		NORTHWEST SUBURBAN BANCORP., INC.

By:	/s/ Linda K. Larson	By:	/s/ John G. Eilering
	Name: Linda K. Larson		Name: John G. Eilering
	Title: Secretary		Title: Chairman and Chief Executive Officer

EXHIBIT A
FORM OF AFFILIATE LETTER
Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160
Attn: James J. Giancola
Gentlemen:
     I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Northwest Suburban Bancorp., Inc., a Delaware corporation (the “Seller”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of March 22, 2007 (the “Agreement”), among Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), and the Seller, the Seller will be merged with and into the Company (the “Merger”).
     As a result of the Merger, I may receive shares of the Company’s common stock, par value $0.01 per share (the “Company Securities”). I would receive such shares in exchange for shares owned by me of the Seller’s common stock, $0.01 par value per share (the “Seller Securities”).
     I represent, warrant and covenant to the Company that in the event I receive any Company Securities as a result of the Merger:
               A. I shall not make any sale, transfer or other disposition of the Company Securities in violation of the Act or the Rules and Regulations.
               B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Company Securities, to the extent I felt necessary, with my counsel or counsel for the Seller.
               C. I have been advised that the issuance of Company Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Seller, I may be deemed to have been an affiliate of the Seller and the distribution by me of the Company Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Company Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
               D. I understand that the Company is under no obligation to register the sale, transfer or other disposition of the Company Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
               E. I also understand that stop transfer instructions will be given to the Company’s transfer agents with respect to the Company Securities and that there will be placed on the certificates for the Company Securities issued to me, or any substitutions therefor, a legend stating in substance:

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     “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                     , 2007 BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.”
                    F. I also understand that unless the transfer by me of my Company Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
     It is understood and agreed that the legends set forth in paragraph E and F, above, shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

Name:
Accepted this ___ day of
                    , 2007 by:
MIDWEST BANC HOLDINGS, INC.

By:
Name: James J. Giancola
Title: President and Chief Executive Officer

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